Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of GMX Resources Inc., which are incorporated by reference in this Registration Statement. We have also issued our report dated March 10, 2011 (except for Note P, which is as of November 1 2011) with respect to the consolidated financial statements of GMX Resources Inc., which is included in this Registration Statement. We consent to the incorporation by reference and use in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

January 6, 2012